HCC EXPANDS PUBLIC ENTITY SECTOR PRESENCE

THROUGH TWO RECENT ACQUISITIONS

HOUSTON (December 12, 2008) . . .

HCC Insurance Holdings, Inc. (NYSE: HCC) announced today that it has acquired Arrowhead Public Risk, a division of Arrowhead General Insurance Agency, Inc.

Founded in 2000 by current President Joel Hirsch and Senior Vice President Sharon L. Wright, Arrowhead Public Risk is a managing general agency based in Richmond, Virginia, specializing in risk management for the public entity sector. Hirsch and Wright will continue to head the operation, which will be renamed HCC Public Risk, and will become part of HCC's Professional Indemnity Agency (PIA) subsidiary.

Hirsch and Wright bring more than 50 years experience in the public entity market. Prior to joining Arrowhead, Hirsch served with Executive Risk as its Vice President of Programs, and as Senior Vice President of Chubb & Son, directing its Affinity Business Group. Wright has more than 20 years of experience underwriting and managing public entity programs and has obtained her IIA and Associate in Underwriting (AU), Certified Insurance Counselor (CIC), Certified Risk Management Designation (CRM) and Registered Professional Liability Underwriter (RPLU) designations.

"Building upon the success of the Kenrick acquisition in July of 2006, this transaction represents a geographic expansion of HCC's capabilities in the public entity sector. We are very pleased to retain Joel and Sharon's combined expertise as part of our team," HCC Chief Executive Officer Frank J. Bramanti said.

In addition, HCC has acquired the Criminal Justice division of U.S. Risk Insurance Brokers, led by Senior Vice President Michael L. Davis. Rebranded Pinnacle Underwriting Partners (Pinnacle), this newly established underwriting agency, located in Scottsdale, Arizona, serves the private detention and security industry, and will also report to HCC's PIA subsidiary.

"Mike Davis's expertise in the criminal justice sector allows HCC to tap into an entirely new and highly specialized market. In addition to building upon Pinnacle's existing book of business, Mike will lead a further expansion of HCC's public entity business in the Southwest," Bramanti said.

HCC Public Risk and Pinnacle will immediately become an important part of PIA's expanding agency operations. Combined, the two are expected to add approximately $40 million of premium to PIA in 2009.

Headquartered in Houston, Texas, HCC Insurance Holdings, Inc. (HCC) is a leading international specialty insurance group with offices across the United States and in Bermuda, Ireland, Spain and the United Kingdom. HCC has assets of $8.4 billion, shareholders' equity of $2.5 billion and is rated AA (Very Strong) by Standard & Poor's and AA (Very Strong) by Fitch Ratings. In addition, HCC's domestic property and casualty insurance companies are rated A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcc.com.

Contact: Barney White, HCC Vice President of Investor Relations

Telephone: (713) 744-3719

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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